                                               Filed Pursuant to Rule 424(B)(3)
                                                     Registration No. 333-97945
                                                     Registration No. 333-63619
The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             Subject to Completion
            Preliminary Prospectus Supplement dated August 12, 2002

PROSPECTUS SUPPLEMENT
(To prospectus dated September 30, 1998)

                                 $150,000,000

[LOGO] FEDERAL REALTY
       INVESTMENT TRUST

                         % Notes due August    , 2007

                               -----------------

   We will pay interest on the notes on March    and September    of each year,
beginning March , 2003. Interest will accrue from August , 2002. We may redeem the notes in whole or in part at any time before maturity at the redemption price described in this prospectus supplement.

   The notes will be unsecured obligations and rank equally with our other unsecured senior indebtedness. The notes will be issued only in registered form in denominations of $1,000.

    Investing in our notes involves risks that are described in the "Risk Factors" section beginning on page S-7 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2001.
                               -----------------

                                                   Per Note Total
                                                   -------- -----
              Public offering price (1)...........    %       $
              Underwriting discount...............    %       $
              Proceeds, before expenses, to us (1)    %       $

   (1) Plus accrued interest from August   , 2002, if settlement occurs after
       that date

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The notes will be ready for delivery in book-entry form only through The
Depository Trust Company on or about August    , 2002.
                               -----------------

Merrill Lynch & Co.          Salomon Smith Barney           Wachovia Securities

Commerzbank Securities
        Banc of America Securities LLC
                 HVB Real Estate Capital
                         Fleet Securities, Inc.
                                  PNC Capital Markets, Inc.
                                            Wells Fargo Brokerage Services, LLC

                               -----------------

           The date of this prospectus supplement is August  , 2002.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                               Page
                                                               ----
             WHERE YOU CAN FIND MORE INFORMATION..............  S-1
             SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS  S-2
             PROSPECTUS SUPPLEMENT SUMMARY....................  S-3
             RISK FACTORS.....................................  S-7
             SECOND QUARTER HIGHLIGHTS........................  S-7
             USE OF PROCEEDS..................................  S-9
             RATIOS OF EARNINGS TO FIXED CHARGES..............  S-9
             CAPITALIZATION................................... S-10
             SELECTED CONSOLIDATED FINANCIAL DATA............. S-11
             DESCRIPTION OF NOTES............................. S-13
             UNDERWRITING..................................... S-19
             EXPERTS.......................................... S-20
             LEGAL MATTERS.................................... S-20

                                   PROSPECTUS
             Available Information............................    2
             Incorporation of Certain Documents by Reference..    2
             The Trust........................................    3
             Use of Proceeds..................................    4
             Ratios of Earnings to Fixed Charges..............    4
             Description of Debt Securities...................    4
             Description of Preferred Shares..................   15
             Description of Common Shares.....................   21
             Federal Income Tax Considerations................   22
             Plan of Distribution.............................   23
             Legal Opinions...................................   24
             Experts..........................................   24

                               -----------------

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following location:

                             Public Reference Room
                            450 Fifth Street, N.W.
                                   Room 1024
                             Washington, DC 20549

   You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at (800) SEC-0330.

   The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov. Reports, proxy statements and other information concerning Federal Realty Investment Trust may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, NY 10005.

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information we file later with the SEC will automatically update and supersede the information in this prospectus supplement, the accompanying prospectus and any document we previously filed with the SEC. In particular, the information appearing in the accompanying prospectus under "Description of Common Shares" has been superseded in its entirety, and the information appearing in the accompanying prospectus under the caption "Federal Income Tax Considerations" has been superseded in part, by information appearing in the filings listed below. We incorporate by reference the filings listed below, which we have previously filed with the SEC, and any future filings made with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. All of these filings, which contain important information about us, are considered a part of this prospectus supplement and the accompanying prospectus.

   The file number for each of the listed documents is 1-07533.

   (1)  Our Annual Report on Form 10-K for the fiscal year ended December 31,
2001.

   (2)  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

   (3)  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

   (4)  Our Current Reports on Form 8-K filed on the following dates:

      . February 12, 2002;

      . March 12, 2002;

      . March 28, 2002;

      . April 30, 2002.

      . June 5, 2002;

      . June 11, 2002; and

      . August 12, 2002.

   (5) Description of our common shares included in our Registration Statement on Form 8-A/A filed on June 6, 2002.

   (6) Description of our common share purchase rights included in our Registration Statement on Form 8-A/A filed on March 11, 1999.

   You may obtain copies of documents incorporated by reference in this document, without charge, by writing us at the following address or calling us at the telephone number listed below:

                               Andrew P. Blocher
            Vice President, Investor Relations and Capital Markets
                        FEDERAL REALTY INVESTMENT TRUST
                           1626 E. Jefferson Street
                           Rockville, Maryland 20852
                       (301) 998-8100 or (800) 658-8980

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   We make forward-looking statements in this prospectus supplement and the accompanying prospectus, and in documents that are incorporated by reference in the prospectus supplement and the accompanying prospectus, that are subject to risks and uncertainties. Forward-looking statements include information concerning our possible or assumed future results of operations. Also, statements including words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions are forward-looking statements. Many factors, some of which are discussed elsewhere in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference in the prospectus supplement and the accompanying prospectus, could affect our future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Important factors that could cause actual results to differ materially from current expectations reflected in the forward-looking statements included and incorporated by reference in this prospectus supplement and the accompanying prospectus include, among others, the risk factors discussed in the filings made by us with the SEC that are identified above and incorporated by reference in this prospectus supplement and the accompanying prospectus.

   Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results and shareholder values may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following is only a summary. It should be read together with the more detailed information included elsewhere in this prospectus supplement and the accompanying prospectus. In addition, important information is incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                   The Trust

   Federal Realty Investment Trust is an equity real estate investment trust specializing in the ownership, management, development and redevelopment of high quality retail and mixed-use properties. As of June 30, 2002, we own or have an interest in 58 community and neighborhood shopping centers comprising over 12 million square feet, primarily located in densely populated and affluent communities throughout the Northeast and Mid-Atlantic United States. In addition, we own 56 urban retail and mixed-use properties comprising over 2 million square feet located in strategic metropolitan markets across the United States and one apartment complex.

   We operate in a manner intended to qualify as a real estate investment trust pursuant to provisions of the Internal Revenue Code. Our offices are located at 1626 East Jefferson Street, Rockville, Maryland 20852. Our telephone number is
(301) 998-8100 or (800) 658-8980.

Our Competitive Strengths

   We believe that we distinguish ourselves from other owners and operators of retail and mixed-use properties in a number of ways, including by our:

    . Diverse tenant base. As of June 30, 2002, we had in excess of 2,100 tenants. No single tenant currently represents more than 2.6% of our annualized base rent and our top 10 tenants as a group only represent approximately 17% of our annualized base rent.

    .  Attractive locations with strong market demographics.   Our core
       portfolio is located in some of the nation's strongest markets which are characterized by dense populations, affluent residents and limited land available for the development of competing properties.

    .  Seasoned management team.   Our senior management team is comprised of
       executives with an average of approximately 14 years experience in the management, redevelopment, leasing, acquisition and construction of real estate.

Our Business and Growth Strategy

   Our primary objective is to acquire and redevelop community and neighborhood shopping centers that are anchored by supermarkets, drug stores or high-volume, value-oriented retailers that provide consumer necessities. We evaluate each investment opportunity on its individual merits, allocating capital to those investments which we believe will contribute to increasing our cash flow over both the short and long term. The cornerstones of our business strategy include the following elements:

    . Acquisition of older, well-located shopping centers and retail buildings in densely populated and affluent areas with possibilities for enhancing their operating performance through renovation, expansion, reconfiguration and/or retenanting;

    . Continual evaluation of our existing properties, including undeveloped or underdeveloped portions of Santana Row and Bethesda Row, for redevelopment, retenanting and expansion opportunities; and

    . Identification and acquisition of opportunities to develop ground-up grocery anchored shopping centers in and around our strongest existing markets.

                                 The Offering

   All capitalized terms not defined herein have the meanings specified in "Description of Notes" in this prospectus supplement or in "Description of Debt Securities" in the accompanying prospectus. For a more complete description of the terms of the notes specified in the following summary, see "Description of Notes."

             Securities Offered........ $150,000,000 aggregate
                                        principal amount of   %
                                        Notes due August  , 2007.

             Maturity.................. The notes will mature on
                                        August  , 2007.

             Interest Payment Dates.... Interest on the notes
                                        will be payable
                                        semi-annually in arrears
                                        on March    and September
                                           of each year,
                                        commencing March  , 2003,
                                        and at maturity.

             Ranking................... The notes will rank pari
                                        passu with all of our
                                        other unsecured and
                                        unsubordinated
                                        indebtedness, except that
                                        the notes will be
                                        effectively subordinated
                                        to the prior claims of
                                        each secured mortgage
                                        lender to any specific
                                        property which secures
                                        such lender's mortgage.
                                        After giving effect to
                                        the use of proceeds from
                                        this offering, we will
                                        have outstanding
                                        approximately $291.8
                                        million of secured
                                        indebtedness
                                        collateralized by 14
                                        properties and
                                        approximately $706.4
                                        million of unsecured
                                        indebtedness ranking pari
                                        passu with the notes.

             Use of Proceeds........... Our net proceeds from
                                        this offering are
                                        estimated to be $148.6
                                        million after deducting
                                        underwriting discounts
                                        and estimated expenses of
                                        this offering. We will
                                        use these net proceeds
                                        for the repayment of
                                        outstanding indebtedness,
                                        including amounts
                                        outstanding under the
                                        construction loan for the
                                        Santana Row development
                                        in San Jose, California,
                                        and for other general
                                        corporate purposes. See
                                        "Use of Proceeds"
                                        beginning on page S-9 for
                                        more information.

             Limitations on Incurrence  The notes contain various
               of Debt................. covenants, including the
                                        following:

                                        (1) we will not, and will
                                        not permit any subsidiary
                                        to, incur any Debt if,
                                        immediately after giving
                                        effect to the incurrence
                                        of such Debt and the
                                        application of the
                                        proceeds thereof, the
                                        aggregate principal
                                        amount of all of our
                                        outstanding Debt and our
                                        subsidiaries on a
                                        consolidated basis
                                        determined in accordance
                                        with generally accepted
                                        accounting principles is
                                        greater than 65% of the
                                        sum of (without
                                        duplication) (a) Total
                                        Assets as of the end of
                                        the calendar quarter
                                        covered in our Annual
                                        Report on Form 10-K or
                                        Quarterly Report on Form
                                        10-Q, as the case may be,
                                        most recently filed with
                                        the SEC (or, if such
                                        filing is not permitted
                                        under the Securities
                                        Exchange Act of

                                        1934, with the Trustee)
                                        prior to the incurrence
                                        of such additional Debt
                                        and (b) the purchase
                                        price of any real estate
                                        assets or mortgages
                                        receivable acquired, and
                                        the amount of any
                                        securities offering
                                        proceeds received (to the
                                        extent such proceeds were
                                        not used to acquire real
                                        estate assets or
                                        mortgages receivable or
                                        used to reduce Debt), by
                                        us or any subsidiary
                                        since the end of such
                                        calendar quarter,
                                        including those proceeds
                                        obtained in connection
                                        with the incurrence of
                                        such additional Debt;

                                        (2) we will not, and will
                                        not permit any subsidiary
                                        to, incur any Debt
                                        secured by any mortgage,
                                        lien, charge, pledge,
                                        encumbrance or security
                                        interest of any kind upon
                                        any of our or any of our
                                        subsidiaries' property
                                        if, immediately after
                                        giving effect to the
                                        incurrence of such Debt
                                        and the application of
                                        the proceeds thereof, the
                                        aggregate principal
                                        amount of all of our and
                                        our subsidiaries'
                                        outstanding Debt on a
                                        consolidated basis which
                                        is secured by any
                                        mortgage, lien, charge,
                                        pledge, encumbrance or
                                        security interest on our
                                        or our subsidiaries'
                                        property is greater than
                                        40% of the sum of
                                        (without duplication) (a)
                                        Total Assets as of the
                                        end of the calendar
                                        quarter covered in our
                                        Annual Report on Form
                                        10-K or Quarterly Report
                                        on Form 10-Q, as the case
                                        may be, most recently
                                        filed with the SEC (or,
                                        if such filing is not
                                        permitted under the
                                        Securities Exchange Act
                                        of 1934, with the
                                        Trustee) prior to the
                                        incurrence of such
                                        additional Debt and (b)
                                        the purchase price of any
                                        real estate assets or
                                        mortgages receivable
                                        acquired, and the amount
                                        of any securities
                                        offering proceeds
                                        received (to the extent
                                        such proceeds were not
                                        used to acquire real
                                        estate assets or
                                        mortgages receivable or
                                        used to reduce Debt), by
                                        us or any subsidiary
                                        since the end of such
                                        calendar quarter,
                                        including those proceeds
                                        obtained in connection
                                        with the incurrence of
                                        such additional Debt;
                                        provided that for
                                        purposes of this
                                        limitation, the amount of
                                        obligations under capital
                                        leases shown as a
                                        liability on our
                                        consolidated balance
                                        sheet shall be deducted
                                        from Debt and from Total
                                        Assets;

                                        (3) we will not, and will
                                        not permit any subsidiary
                                        to, incur any Debt if the
                                        ratio of Consolidated
                                        Income Available for Debt
                                        Service to the Annual
                                        Debt Service Charge for
                                        the four consecutive
                                        fiscal quarters most
                                        recently ended prior to
                                        the date on which such
                                        additional Debt is to be
                                        incurred shall have been
                                        less than 1.5 to 1, on an
                                        unaudited pro forma basis
                                        after giving effect
                                        thereto and to the
                                        application of the
                                        proceeds therefrom and
                                        calculated on the
                                        assumption that (a) such
                                        Debt and any other

                                        Debt incurred by us and
                                        our subsidiaries since
                                        the first day of such
                                        four-quarter period and
                                        the application of the
                                        proceeds therefrom,
                                        including to refinance
                                        other Debt, had occurred
                                        at the beginning of such
                                        period; (b) the repayment
                                        or retirement of any
                                        other Debt by us and our
                                        subsidiaries since the
                                        first day of such
                                        four-quarter period had
                                        been incurred, repaid or
                                        retired at the beginning
                                        of such period (except
                                        that, in making such
                                        computation, the amount
                                        of Debt under any
                                        revolving credit facility
                                        shall be computed based
                                        upon the average daily
                                        balance of such Debt
                                        during such period); (c)
                                        in the case of Acquired
                                        Debt (as defined below)
                                        or Debt incurred in
                                        connection with any
                                        acquisition since the
                                        first day of such
                                        four-quarter period, the
                                        related acquisition had
                                        occurred as of the first
                                        day of such period with
                                        the appropriate
                                        adjustments with respect
                                        to such acquisition being
                                        included in such
                                        unaudited pro forma
                                        calculation; and (d) in
                                        the case of any
                                        acquisition or
                                        disposition by us or our
                                        subsidiaries of any asset
                                        or group of assets since
                                        the first day of such
                                        four-quarter period,
                                        whether by merger, stock
                                        purchase or sale, or
                                        asset purchase or sale,
                                        such acquisition or
                                        disposition or any
                                        related repayment of Debt
                                        had occurred as of the
                                        first day of such period
                                        with the appropriate
                                        adjustments with respect
                                        to such acquisition or
                                        disposition being
                                        included in such
                                        unaudited pro forma
                                        calculation; and

                                        (4) we, together with our
                                        subsidiaries, will
                                        maintain an Unencumbered
                                        Total Asset Value in an
                                        amount not less than 125%
                                        of the aggregate
                                        outstanding principal
                                        amount of all of our and
                                        our subsidiaries'
                                        unsecured Debt.

             Optional Redemption....... The notes are redeemable
                                        at any time at our
                                        option, in whole or in
                                        part, at a redemption
                                        price equal to the
                                        greater of (1) 100% of
                                        the principal amount of
                                        the notes being redeemed,
                                        or (2) the sum of the
                                        present values of the
                                        remaining scheduled
                                        payments of principal and
                                        interest thereon
                                        discounted to the
                                        redemption date on a
                                        semi-annual basis at the
                                        Adjusted Treasury Rate
                                        plus 25 basis points
                                        plus, in each case,
                                        accrued interest thereon
                                        to the redemption date.
                                        See "Description of
                                        Notes--Optional
                                        Redemption."

                                 RISK FACTORS

   Investing in the notes involves risks. As with other publicly traded securities, the value of the notes will depend on various market conditions and other factors which may change from time to time. In particular, the market value of the notes may fluctuate depending on market interest rates relative to the interest rate on the notes, the extent of investor interest in us, our reputation and the reputation of REITs generally, and the market's perception of our growth potential and the value of our assets. Specific factors which could adversely affect our financial condition, our results of operations and the market's perception of us and hence the market value of the notes include the following:

    . Our financial condition and results of operations are subject to all the risks normally associated with the real estate industry, including risks that we may be unable to renew leases or relet space at favorable rents as leases expire, that new acquisitions and our development, construction and renovation projects, including our Santana Row project, may fail to perform as expected, that competition for acquisitions could result in increased prices and, because real estate is illiquid, that we may not be able to sell properties when appropriate.

    . Our financial condition and results of operations are subject to the risks normally associated with debt financing, including the possibility of increases in interest rates that would result in increased interest expense and the possibility that we will not be able to refinance our debt on favorable terms.

    . To qualify as a REIT, we have to distribute at least 90% of our net taxable income, excluding net capital gains. Consequently, to fund future growth and capital needs, we are dependent on third-party sources of capital, including future debt and equity offerings. This capital may not be available or may be available only on unfavorable terms.

    . Our status as a REIT is dependent on compliance with complex tax rules and regulations and various factual matters and circumstances that may not be totally within our control. Our failure to qualify as a REIT would likely have a significant adverse effect on the value of our outstanding securities, including the notes.

    . The success of our Santana Row development project in San Jose, California, will depend on many factors which cannot be assured and are not entirely within our control. These factors include among others, the demand for retail and residential space, the cost of operations, including utilities and insurance, the availability and cost of capital and the general economy, particularly in the Silicon Valley market.

   For additional information about the foregoing risks and additional risk factors relevant to an investment in the notes, we refer you to the section captioned "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference into this prospectus supplement.

                           SECOND QUARTER HIGHLIGHTS

2002 Second Quarter Results of Operations

   Financial Results.   On August 12, 2002, we announced our results of
operations for the quarter ended June 30, 2002. For the quarter ended June 30, 2002, our funds from operations, or "FFO," were $27.7 million, or $0.66 per diluted share. This compares to $27.3 million or $0.68 per diluted share reported for the same period in the prior year.

   Portfolio Results. Our rental income for the quarter ended June 30, 2002 (which excludes income from properties sold during the quarter) was $71.5 million. This represents an increase of 6.4% over the $67.2 million reported for the same period in the prior year. On a same-center basis, which excludes the impact of properties acquired, developed or sold during the analyzed periods, rental income increased 2.8% from $66.5 million to $68.4 million and net operating income increased 5.4% from $49.3 million to $52.0 million.

   At June 30, 2002, our occupancy improved to 95.9%, compared to 95.6% at June 30, 2001 and 95.5% at March 31, 2002. During the second quarter, we signed leases for over 440,000 square feet of retail space. On a comparable retail space basis, we leased over 416,000 square feet at an average increase in rent per square foot of 12%. The weighted-average new rent on these same space leases was $18.52 per square foot compared to the previous average rent of $16.51 per square foot.

Santana Row Update

   Santana Row is our multi-phase, mixed-use project being built on 42 acres in San Jose, California in the heart of Silicon Valley. Phase I of the project includes Santana Row, the "1,500 foot long main street" and nine buildings which will contain approximately 538,000 square feet of retail space, 501 residential units (comprised of lofts, townhomes, executive villas and traditional apartments), a boutique hotel with approximately 214 guest rooms and the supporting infrastructure. Crate & Barrel, a 40,000 square foot anchor tenant, opened its Santana Row location on June 27, 2002. The other Phase I retail space at Santana Row is scheduled to begin opening on September 19, 2002.

   As of July 31, 2002 the retail leasing status of the Santana Row project was as follows:

                                         Santana Row Retail Leasing Status
                           -------------------------------------------------------------
                           Percentage of Available Retail Percentage of First Floor "Main
                                   Square Footage             Street" Square Footage
                           ------------------------------ -------------------------------
Leased....................               56%                            88%
Executed Letters of Intent               19%                             7%
                                         --                              -
   Total..................               75%                            95%
                                         ==                             ==

   We estimate the total cost of Phase I of Santana Row to be $500 million, which includes the acquisition and infrastructure costs for 19 acres of undeveloped land on which we have entitlements to build an additional 700 residential units and approximately 150,000 square feet of additional retail space. As of July 31, 2002, costs of approximately $329 million have been funded. We expect to fund the remaining $171 million cost-to-complete from the remaining $144 million of undrawn capacity under our Santana Row construction loan and with unused capacity under our $300 million line of credit.

   We have not determined the scope of future phases of Santana Row and will not do so until the success of Phase I and future demand for retail and residential space is determined. However, as Phase I utilizes only part of the retail and residential entitlements of the property, and as Phase I contains infrastructure for future phases, we expect to identify and execute economically viable additional phases to the project. Future phases will be smaller in scope and will compete for our capital with other investment opportunities that are consistent with our business strategy.

Recent Appointments to Our Board of Trustees

   On July 25, 2002, we announced the nomination and appointment of Amy Lane and Joseph Vassalluzzo to serve on our Board of Trustees. Prior to retiring in February 2002, Ms. Lane, 49, spent twenty-five years in investment banking focusing principally on the retail industry. At her retirement, Ms. Lane had been a managing director since 1997 at Merrill Lynch, Pierce, Fenner & Smith Incorporated, where she led Merrill Lynch's Global Retail Investment Banking Group from 1997 to 2002 and was a member of Merrill Lynch's Investment Banking Management Committee and Investment Banking Promotions Committee. Previously she worked at Salomon Smith Barney Inc. and Morgan Stanley & Co. Incorporated. Ms. Lane is a member of the Compensation Committee of our Board of Trustees.

   Mr. Vassalluzzo, 54, has been an executive at Staples, Inc. since 1989 and has served as its vice chairman since 2002. As vice chairman he oversees the domestic and foreign real estate growth of Staples' retail and commercial operations, merger and acquisition activities, and legal functions. Previously, Mr. Vassalluzzo served as the President of Staples' Realty and Development Division where he was responsible for Staples' expansion from 30 to over 1,250 retail stores in North America and over 180 retail stores in the United Kingdom, Germany, the Netherlands and Portugal. Mr. Vassalluzzo is a member of the Audit Committee of our Board of Trustees.

Sale of 2.2 Million Common Shares

   In June we sold 2.2 million common shares through a public offering. Net proceeds of approximately $56.6 million were used to repay amounts outstanding under our $300 million line of credit. We expect to reborrow such amounts from time to time for the redevelopment of existing properties within our portfolio, the acquisition of retail properties consistent with our business strategy and other general corporate purposes including the retirement of debt.

                                USE OF PROCEEDS

   The net proceeds to us from the sale of the notes offered hereby are estimated to be $148.6 million. We will use these net proceeds for the repayment of outstanding indebtedness, including amounts outstanding under the construction loan for the Santana Row development in San Jose, California, and for other general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The following table sets forth our consolidated ratios of earnings to fixed charges and our ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:

                                                                                   Six Months Ended
                                                          Year Ended December 31,    June 30,
                                                          ------------------------ -------------
                                                          1997 1998 1999 2000 2001 2001     2002
                                                          ---- ---- ---- ---- ---- ----   -----
Ratio of earnings to fixed charges....................... 1.7x 1.7x 1.7x 1.5x 1.5x 1.5x   1.2x (1)
Ratio of earnings to combined fixed charges and preferred
  share dividends........................................ 1.6x 1.5x 1.5x 1.4x 1.3x 1.4x   1.1x (1)

   (1) Excluding a one-time $8.5 million restructuring charge incurred in the first quarter of 2002, for the six months ended June 30, 2002, the ratio of earnings to fixed charges would have been 1.4x, and the ratio of earnings to combined fixed charges and preferred share dividends would have been 1.2x.

   The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before gain
(loss) on sale of real estate plus fixed charges. Fixed charges consist of interest on borrowed funds (including capitalized interest), amortization of debt discount and expense and the portion of rent expense representing an interest factor. The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by the sum of fixed charges and preferred stock dividend requirements.

                                CAPITALIZATION

   The following table sets forth our unaudited historical capitalization as of June 30, 2002, and on an as adjusted basis to give effect to the completion of this offering and the use of the net proceeds from this offering.

                                                               June 30, 2002
                                                          ----------------------
                                                          Historical  As Adjusted
                                                          ----------  -----------
-                                                             (in thousands)
Debt (including obligations under capital leases):
   Obligations under capital leases...................... $  104,513  $  104,513
   Mortgages and construction loans payable..............    419,634     271,034
   Notes payable.........................................    171,374     171,374
   Senior notes and debentures...........................    385,000     385,000
   5.25% Convertible subordinated debentures.............     75,000      75,000
     % Notes due August   , 2007.........................         --     150,000
                                                          ----------  ----------
       Total debt........................................  1,155,521   1,156,921
                                                          ----------  ----------
Investors' interest in consolidated assets...............     31,045      31,045
Shareholders' equity:
   7.95% Series A Cumulative Redeemable Preferred Shares.    100,000     100,000
   8.5% Series B Cumulative Redeemable Preferred Shares..    135,000     135,000
   Common shares of beneficial interest, $0.01 par.......        447         447
   Additional paid in capital............................    809,535     809,535
   Accumulated dividends in excess of Trust net income...   (338,292)   (338,292)
   Less: Treasury shares and other.......................    (53,631)    (53,631)
                                                          ----------  ----------
       Total shareholders' equity........................    653,059     653,059
                                                          ----------  ----------
          Total capitalization........................... $1,839,625  $1,841,025
                                                          ==========  ==========

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The following table sets forth our selected consolidated financial data and should be read in conjunction with the consolidated financial statements and notes incorporated by reference in the accompanying prospectus. Our selected operating, other and balance sheet data for the years ended December 31, 2001, 2000 and 1999 and for the periods then ended have been derived from financial statements audited by Arthur Andersen LLP, independent accountants. Our selected operating, other and balance sheet data for the years ended December 31, 1998 and 1997 and for the periods then ended have been derived from financial statements audited by Grant Thornton LLP, independent accountants. Our selected operating, other and balance sheet data for the years 1997 through 2001 have been reclassified to conform to the presentation in 2002 as they relate to income from operations of discontinued assets and the presentation of tax loans receivable issued in connection with employee stock plans as contra-equity. The unaudited financial data for the six months ended June 30, 2002 and 2001 include all adjustments, consisting of normal recurring accruals, which we consider necessary for the fair presentation of our financial position and the results of operations for such period. The results for the six-month period may not be indicative of the results to be expected for the full year.

                                              Six months ended
                                                  June 30,                       Year ended December 31,
                                             ------------------     ------------------------------------------------
(in thousands, except ratio
information and per share data)                2002      2001         2001         2000         1999         1998
-------------------------------              --------  --------     --------     --------     --------     --------
Operating Data:
Revenues
  Rental income............................. $141,965  $132,998     $274,567     $255,634     $241,356     $218,062
  Other property income.....................    6,981     5,897       13,953       11,023       11,203       10,261
  Interest and other income.................    2,118     3,597        6,590        7,532        7,649        5,936
                                             --------  --------     --------     --------     --------     --------
                                              151,064   142,492      295,110      274,189      260,208      234,259
Expenses
  Interest..................................   31,773    34,680       69,313       66,418       61,492       55,125
  Depreciation and amortization.............   31,752    28,595       59,171       52,559       49,359       45,435
  Property expenses.........................   47,004    43,117       91,063       81,842       77,715       71,887
  General, administrative and other (1).....   14,985     6,455       14,281       13,318       15,120       16,461
                                             --------  --------     --------     --------     --------     --------
                                              125,514   112,847      233,828      214,137      203,686      188,908
                                             --------  --------     --------     --------     --------     --------
Income before investors' share of operations
 and gain (loss) on sale of real estate.....   25,550    29,645       61,282       60,052       56,522       45,351
Investors' share of operations..............   (2,276)   (2,806)      (5,170)      (6,544)      (3,899)      (3,124)
                                             --------  --------     --------     --------     --------     --------
Income before gain (loss) on sale of real
 estate and discontinued operations.........   23,274    26,839       56,112       53,508       52,623       42,227
Income from operations of discontinued
 assets.....................................    1,276     1,663        3,459        3,334        2,870        2,733
                                             --------  --------     --------     --------     --------     --------
Income before gain (loss) of sale of real
 estate.....................................   24,550    28,502       59,571       56,842       55,493       44,960
Gain (loss) on sale of real estate..........    9,454     7,898        9,185        3,681       (7,050)          --
                                             --------  --------     --------     --------     --------     --------
Net income..................................   34,004    36,400       68,756       60,523       48,443       44,960
Dividends on preferred stock................   (9,712)   (3,975)      (9,034)      (7,950)      (7,950)      (7,950)
                                             --------  --------     --------     --------     --------     --------
Net income available for common
 shareholders............................... $ 24,292  $ 32,425     $ 59,722     $ 52,573     $ 40,493     $ 37,010
                                             ========  ========     ========     ========     ========     ========
Weighted average shares
  Basic.....................................   40,286    38,908       39,164       38,796       39,574       39,174
  Diluted...................................   41,568    39,946       40,266       39,910       40,638       40,080
Distributions declared on common shares..... $ 40,155  $ 37,402     $ 75,863     $ 72,512     $ 71,630     $ 69,512
Distributions declared per common share..... $    .96  $    .94     $   1.90     $   1.84     $   1.78     $   1.74
Other Data:
Net cash provided by operating activities
 (2)........................................ $ 64,256  $ 58,037     $108,545     $106,146     $102,183     $ 90,427
Net cash provided by (used in) financing
 activities (2)............................. $ 60,518  $ 86,762     $129,799     $ 15,214     $ (8,362)    $ 97,406
Net cash used in investing activities (2)... $123,614  $124,681     $232,138     $121,741     $ 99,313     $187,646
Funds from operations (3)................... $ 46,781  $ 53,638     $110,432     $102,173     $ 96,795     $ 86,536
Ratio of earnings to fixed charges (4)(5)...     1.2x      1.5x         1.5x         1.5x         1.7x         1.7x
Ratio of earnings to combined fixed
 charges and preferred dividends (4)(6).....     1.1x      1.4x         1.3x         1.4x         1.5x         1.5x
Ratio of funds from operations to combined
 fixed charges and preferred dividends
 (3)(4)(7)..................................     1.4x      1.9x         1.9x         2.0x         2.2x         2.2x



(in thousands, except ratio
information and per share data)                1997
-------------------------------              --------
Operating Data:
Revenues
  Rental income............................. $185,770
  Other property income.....................    9,697
  Interest and other income.................    6,036
                                             --------
                                              201,503
Expenses
  Interest..................................   47,288
  Depreciation and amortization.............   40,966
  Property expenses.........................   61,901
  General, administrative and other (1).....   11,744
                                             --------
                                              161,899
                                             --------
Income before investors' share of operations
 and gain (loss) on sale of real estate.....   39,604
Investors' share of operations..............   (1,342)
                                             --------
Income before gain (loss) on sale of real
 estate and discontinued operations.........   38,262
Income from operations of discontinued
 assets.....................................    1,867
                                             --------
Income before gain (loss) of sale of real
 estate.....................................   40,129
Gain (loss) on sale of real estate..........    6,375
                                             --------
Net income..................................   46,504
Dividends on preferred stock................   (1,877)
                                             --------
Net income available for common
 shareholders............................... $ 44,627
                                             ========
Weighted average shares
  Basic.....................................   38,475
  Diluted...................................   38,988
Distributions declared on common shares..... $ 66,636
Distributions declared per common share..... $   1.70
Other Data:
Net cash provided by operating activities
 (2)........................................ $ 72,170
Net cash provided by (used in) financing
 activities (2)............................. $213,175
Net cash used in investing activities (2)... $279,343
Funds from operations (3)................... $ 79,733
Ratio of earnings to fixed charges (4)(5)...     1.7x
Ratio of earnings to combined fixed
 charges and preferred dividends (4)(6).....     1.6x
Ratio of funds from operations to combined
 fixed charges and preferred dividends
 (3)(4)(7)..................................     2.5x

                                            (table continued on following page)

                                      Six months ended
                                           June 30                       Year ended December 31,
                                    --------------------- ------------------------------------------------------
(in thousands, except ratio
information and per share data)        2002       2001       2001       2000       1999       1998       1997
-------------------------------     ---------- ---------- ---------- ---------- ---------- ---------- ----------
Balance Sheet Data:
Real estate assets, at cost........ $2,180,660 $1,981,002 $2,104,304 $1,854,913 $1,721,459 $1,642,136 $1,453,639
Total assets....................... $1,946,905 $1,732,046 $1,834,881 $1,618,885 $1,532,764 $1,483,170 $1,315,383
Total debt (8)..................... $1,155,521 $1,140,493 $1,110,468 $1,034,446 $  920,630 $  846,928 $  670,890
Total liabilities.................. $1,293,846 $1,261,508 $1,245,590 $1,153,425 $1,032,221 $  954,370 $  762,763
Redeemable preferred shares........ $  235,000 $  100,000 $  235,000 $  100,000 $  100,000 $  100,000 $  100,000
Shareholders' equity............... $  653,059 $  470,538 $  589,291 $  465,460 $  500,543 $  528,800 $  552,620
Number of common shares outstanding     43,188     39,974     40,071     39,469     40,201     40,080     39,148

--------
(1) General, administrative, and other expenses includes $8.5 million of restructuring costs in the six months ended June 30, 2002, $2.8 million of costs related to an unconsummated merger in 1999 and $4.7 million of restructuring costs in 1998.

(2) Determined in accordance with Financial Accounting Standards Board Statement No. 95. See Consolidated Statements of Cash Flows incorporated by reference in this prospectus supplement.

(3) The Trust has historically reported its funds from operations in addition to its net income and net cash provided by operating activities. FFO is a supplemental measure of real estate companies' operating performance. Since January 1, 2000, the National Association of Real Estate Investment Trusts (NAREIT) has defined FFO as income available for common shareholders before depreciation and amortization of real estate assets and before extraordinary items less gains (losses) on sale of real estate. Prior to January 1, 2000, FFO also excluded significant nonrecurring events. FFO does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. Rather, FFO has been adopted by real estate investment trusts to provide a consistent measure of operating performance in the industry. Nevertheless, FFO, as presented by the Trust, may not be comparable to FFO as presented by other real estate investment trusts.

(4) For purposes of computing these ratios, earnings consist of income before gain (loss) on sale of real estate plus fixed charges. Fixed charges consist of interest on borrowed funds (including capitalized interest), amortization of debt discount and expenses and the portion of rent expense representing an interest factor.

(5) Excluding a one-time $8.5 million restructuring charge incurred in the first quarter of 2002, for the six months ended June 30, 2002, the ratio of earnings to fixed charges would have been 1.4x.

(6) Excluding a one-time $8.5 million restructuring charge incurred in the first quarter of 2002, for the six months ended June 30, 2002, the ratio of earnings to combined fixed charges and preferred share dividends would have been 1.2x.

(7) Excluding a one-time $8.5 million restructuring charge incurred in the first quarter of 2002, for the six months ended June 30, 2002, the ratio of FFO to combined fixed charges and preferred share dividends would have been 1.5x.

(8) Includes obligations under capital leases.

                             DESCRIPTION OF NOTES

   The following description of the particular terms of the notes offered hereby supplements the description of the general terms and provisions of Debt Securities set forth in the accompanying prospectus under the caption "Description of Debt Securities." Certain terms used herein are defined in that section of the accompanying prospectus.

General

   We are offering $150 million of our   % notes maturing on August   , 2007.
The notes are to be issued as a separate series of Debt Securities under the Senior Indenture, which is more fully described in the accompanying prospectus.

   We will pay interest on the notes semi-annually in arrears on March    and
September    of each year, commencing March  , 2003, to the registered holders
of the notes on the preceding          or          .

   The defeasance and covenant defeasance provisions of the Senior Indenture apply to the notes.

Optional Redemption

   We may redeem the notes at any time in whole or from time to time in part at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed, or (2) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 25 basis points plus, in each case, accrued interest thereon to the redemption date.

As used herein:

   "Adjusted Treasury Rate"   means, with respect to any redemption date, the
rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

   "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

   "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

   "Quotation Agent"  means the Reference Treasury Dealer appointed by us.

   "Reference Treasury Dealer" means (1) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and Wachovia Securities, Inc. and their respective successors; provided, however, that if any of the foregoing cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by us.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Covenants

   Limitations on Incurrence of Debt. The notes will provide that we will not, and will not permit any subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all of our outstanding Debt and our subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 65% of the sum of (without duplication) (1) Total Assets (as defined below) as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Securities Exchange Act of 1934, with the Trustee) prior to the incurrence of such additional Debt and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

   In addition to the foregoing limitation on the incurrence of Debt, the notes will provide that we will not, and will not permit any subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of our or any of our subsidiary's property if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all of our and our subsidiaries' outstanding Debt on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on our or our subsidiaries' property is greater than 40% of the sum of (without duplication) (1) Total Assets as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Securities Exchange Act of 1934, with the Trustee) prior to the incurrence of such additional Debt and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce
Debt), by us or any subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt; provided that for purposes of this limitation, the amount of obligations under capital leases shown as a liability on our consolidated balance sheet shall be deducted from Debt and from Total Assets.

   Furthermore, the notes also will provide that we will not, and will not permit any subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Debt Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1, on an unaudited pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (1) such Debt and any other Debt incurred by us and our subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (2) the repayment or retirement of any other Debt by us and our subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (3) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such unaudited pro forma calculation; and
(4) in the case of any acquisition or disposition by us or our subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such unaudited pro forma calculation.

   Maintenance of Unencumbered Total Asset Value.   The notes will provide that
we, together with our subsidiaries, will at all times maintain an Unencumbered Total Asset Value (as defined below) in an amount not less than 125% of the aggregate outstanding principal amount of all our and our subsidiaries' unsecured Debt.

As used herein,

   "Acquired Debt"   means Debt of a Person (1) existing at the time such
Person becomes a subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a subsidiary.

   "Annual Debt Service Charge"   as of any date means the maximum amount which
is payable in any period for interest on, and original issue discount of, our and our subsidiaries' Debt and the amount of dividends which are payable in respect of any Disqualified Stock.

   "Capital Stock"   means, with respect to any Person, any capital stock
(including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

   "Consolidated Income Available for Debt Service"   for any period means our
and our subsidiaries' Funds from Operations plus amounts which have been deducted for interest on our and our subsidiaries' Debt.

   "Debt"   means any of our or any of our subsidiaries' indebtedness, whether or not contingent, in respect of (without duplication) (1) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any subsidiary, (3) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (4) the principal amount of all of our or any of our subsidiaries' obligations with respect to redemption, repayment or other repurchase of any Disqualified Stock or (5) any lease of property by us or any subsidiary as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles to the extent, in the case of items of indebtedness under (1) through (3) above, that any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation of us or any subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business or for the purposes of guaranteeing the payment of all amounts due and owing pursuant to leases to which we are a party and have assigned our interest, provided that such assignee of ours is not in default of any amounts due and owing under such leases), Debt of another Person (other than us or any subsidiary) (it being understood that Debt shall be deemed to be incurred by us or any subsidiary whenever we or such subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

   "Disqualified Stock"   means, with respect to any Person, any Capital Stock
of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (2) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (3) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the notes.

   "Funds from Operations"   for any period means income before depreciation
and amortization and extraordinary items less gain on sale of real estate.

   "Total Assets"   as of any date means the sum of (1) our and all of our
subsidiaries' Undepreciated Real Estate Assets and (2) all of our and all of our subsidiaries' other assets determined in accordance with generally accepted accounting principles (but excluding goodwill).

   "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of our and our subsidiaries' real estate assets on such date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

   "Unencumbered Total Asset Value"   as of any date means the sum of (a) those
Undepreciated Real Estate Assets not encumbered by any mortgage, lien, charge, pledge or security interest and (b) all of our and our subsidiaries' other assets on a consolidated basis determined in accordance with generally accepted accounting principals (but excluding intangibles and accounts receivable), in each case which are unencumbered by any mortgage, lien, charge, pledge or security interest.

   See "Description of Debt Securities--Certain Covenants" in the accompanying prospectus for a description of additional covenants applicable to us.

Book-Entry Form

   We have established a depositary arrangement with The Depository Trust Company (the "Depositary") with respect to the notes, the terms of which are summarized below. Upon issuance, the notes will be represented by a single Global Security and will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

   So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be the sole Holder of the notes for all purposes under the Senior Indenture. Except as otherwise provided in this section, the Beneficial Owners of the Global Security or Securities representing the notes will not be entitled to receive physical delivery of Certificated notes and will not be considered the Holders thereof for any purpose under the Senior Indenture, and no Global Security representing the notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant (as defined below), on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Security or the Senior Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such laws may impair the ability to transfer beneficial interests in a Global Security representing the notes.

   The Global Security representing the notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (1) the Depositary notifies us that it is unwilling or unable to continue as Depositary for the Global Securities or the Depositary ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in each case, a successor Depositary is not appointed by us within 90 days after we receive such notice or become aware of such unwillingness, inability or ineligibility, (2) we, in our discretion, determine that the Global Security shall be exchangeable for Certificated Notes or (3) there shall have occurred and be continuing an Event of Default under the Senior Indenture with respect to the notes and Beneficial Owners representing a majority in aggregate principal amount of the notes represented by the Global Security advise the Depositary to cease acting as depositary. Upon any such exchange, the Certificated Notes shall be registered in the names of the Beneficial Owners of the Global Security representing the notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Securities Registrar.

   The information below concerning the Depositary and the Depositary's system has been furnished by the Depositary, and we take no responsibility for the accuracy thereof. The Depositary will act as securities depository for the notes. The notes will be issued as fully registered securities registered in the name of Cede &

Co. (the Depositary's partnership nominee). One fully registered Global Security will be issued for the notes, in the aggregate principal amount of such issue, and will be deposited with the Depositary.

   The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the SEC.

   Purchases of notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such notes on the Depositary's records. The ownership interest of each actual purchaser of each note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the Direct Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing the notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing the notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such notes is discontinued.

   To facilitate subsequent transfers, the Global Security representing the notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of the Global Security with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Security representing the notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Security representing the notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to us as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

   Principal, premium, if any, and/or interest payments on the Global Security representing the notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to

Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest to the Depositary is the responsibility of us or the Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

   If applicable, redemption notices shall be sent to Cede & Co. If less than all of the notes within an issue are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

   The Depositary may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

                                 UNDERWRITING

   We intend to offer the notes through the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement and the related pricing agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

                                                             Principal
                Underwriter                                   Amount
                -----------                                   ------
       Merrill Lynch, Pierce, Fenner & Smith
                  Incorporated............................. $
       Salomon Smith Barney Inc............................
       Wachovia Securities, Inc............................
       Commerzbank Capital Markets Corp....................
       Banc of America Securities LLC......................
       Bayerische Hypo- und Vereinsbank AG, New York Branch
       Fleet Securities, Inc...............................
       PNC Capital Markets, Inc............................
       Wells Fargo Brokerage Services, LLC.................
                                                            ------------
                  Total.................................... $150,000,000
                                                            ============

   The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

   The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

   The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in
excess of   % of the principal amount of the notes to other dealers. The underwriters may allow, and the dealers may reallow, a discount not in excess
of   % of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

   The expenses of the offering, not including the underwriting discount, are estimated to be $500,000 and are payable by us.

New Issue of Notes

   The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

   In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

   Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

   Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Wachovia Bank, National Association, an affiliate of Wachovia Securities, Inc., acts as lead arranger and administrative agent under our credit facility.

                                    EXPERTS

   The consolidated financial statements and schedules appearing in our Annual Report on Form 10-K for the periods indicated in their reports, incorporated by reference into this prospectus supplement and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report. Arthur Andersen LLP has not consented to the incorporation by reference of their reports in this prospectus supplement, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their reports in this prospectus supplement, you will not be able to recover against Arthur Andersen LLP under
Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements and financial statement schedules audited by Arthur Andersen LLP or any omission to state a material fact required to be stated therein.

                                 LEGAL MATTERS

   The legality of the notes and certain tax matters will be passed upon for Federal Realty Investment Trust by Hogan & Hartson L.L.P., Washington, D.C. Sidley Austin Brown & Wood LLP, New York, New York, will act as counsel to the underwriters.

[LOGO] FEDERAL REALTY
       INVESTMENT TRUST

                                 $500,000,000

              Debt Securities, Preferred Shares and Common Shares

   Federal Realty Investment Trust (the "Trust") may from time to time offer in one or more series (i) its unsecured debt securities (the "Debt Securities"),
(ii) its preferred shares (the "Preferred Shares"), and (iii) its common shares of beneficial interest, no par or stated value (the "Common Shares"), with an aggregate public offering price of up to $500,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Shares, and Common Shares (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

   The Debt Securities will be direct unsecured obligations of the Trust and may be either senior Debt Securities (the "Senior Securities") or subordinated Debt Securities (the "Subordinated Securities"). The Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Trust. The Subordinated Securities will be subordinated to all existing and future Senior Debt of the Trust, as defined. See "Description of Debt Securities."

   The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Trust or repayment at the option of the Holder, terms for sinking fund payments, terms for conversion into Preferred Shares or Common Shares, covenants and the initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and the initial public offering price; and (iii) in the case of Common Shares, the initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Trust as a real estate investment trust ("REIT") for federal income tax purposes.

   The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

   The Securities may be offered directly, through agents designated from time to time by the Trust, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Securities.

                               -----------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY  THE  SECURITIES  AND
   EXCHANGE COMMISSION OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
      SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY   STATE   SECURITIES
         COMMISSION PASSED UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS
            PROSPECTUS. ANY REPRESENTATION TO  THE  CONTRARY  IS  A
               CRIMINAL OFFENSE.

                               -----------------


              The date of this Prospectus is September 30, 1998.

                             AVAILABLE INFORMATION

   The Trust is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, New York, New York 10048. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Trust, that file electronically with the Commission. Such reports, proxy statements and other information concerning the Trust can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The Trust will provide without charge to each person to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents). Written requests for such copies should be addressed to Kathy Klein, Vice President, Corporate Communications, Federal Realty Investment Trust, 1626 East Jefferson Street, Rockville, Maryland 20852-4041 (telephone 301/998-8100).

   The Trust has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus forms a part, with respect to the Securities offered hereby. For further information with respect to the Trust and the Securities offered hereby, reference is made to the Registration Statement and exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and, in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed by the Trust with the Commission are incorporated in this Prospectus by reference and are made a part hereof:

      1. The Trust's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

      2. The Trust's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

      3. The Trust's Current Reports on Form 8-K filed with the Commission on February 24, 1998, March 10, 1998, March 11, 1998, May 11, 1998 and August
   7, 1998.

   Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document.

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein, in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

                                   THE TRUST

      Federal Realty Investment Trust (the "Trust") is an owner, operator and redeveloper of retail properties. Founded in 1962 as a District of Columbia business trust of unlimited duration, the Trust is a self-administered equity real estate investment trust ("REIT"). The Trust consolidates the financial statements of various entities which it controls. At June 30, 1998 the Trust owned 114 retail properties and one apartment complex.

      An important part of the Trust's strategy is to acquire older, well-located properties in prime, densely populated and affluent areas and to enhance their operating performance through a program of renovation, expansion, reconfiguration and retenanting. The Trust's traditional focus has been on community and neighborhood shopping centers that are anchored by supermarkets, drug stores or high volume, value oriented retailers that provide consumer necessities. Late in 1994 the Trust expanded this strategy to include retail buildings and shopping centers in prime established main street shopping areas. In addition, the Trust amended its by-laws in 1996 to permit investments west of the Mississippi River. The Trust continually evaluates its properties for renovation, retenanting and expansion opportunities. Similarly, the Trust regularly reviews its portfolio and from time to time considers selling certain of its properties. For several years the Trust has been seeking sites in its core markets suitable for the construction of new retail properties. Several sites have been identified and beginning in 1998 the Trust is focusing considerable time and resources on ground up development.

      The Trust's portfolio of properties has grown from 42 as of January 1, 1993 to 115 at June 30, 1998. During this period the Trust acquired 78 retail properties for approximately $675 million. During this same period five shopping centers were sold. Also during this period the Trust spent over $250 million to renovate, expand, improve and retenant its properties. The majority of the acquisitions were funded with cash. Of the properties not fully acquired by cash, one was acquired by means of capital and ground leases, one was acquired for Common Shares and the assumption of a mortgage, one was acquired for cash and the assumption of a municipal bond issue and the others were acquired for cash with minority investments by third parties. This growth was financed through borrowing and equity offerings, since each year the Trust has distributed all or the majority of its cash provided by operating activities to its shareholders.

      The Trust's 114 retail properties, consisting of 55 shopping centers and 59 main street retail properties, are located in 16 states and the District of Columbia. Twenty-one of the properties are located in the Washington, D.C. metropolitan area; twenty are in California; fourteen are in Connecticut; eleven are in Pennsylvania, primarily in the Philadelphia area; ten are in New Jersey; ten are in Texas; seven are in Illinois; three are in Virginia; four are in Massachusetts; six are in New York; two are in Florida; two are in Arizona; and there is one in each of the following states: Georgia, Michigan, North Carolina and Oregon.

      The Trust continues to seek older, well-located shopping centers and retail buildings to acquire and then to enhance their revenue potential through a program of renovation, retenanting and remerchandising. The Trust has also located sites where it intends to develop new retail properties.

      The Trust has made 144 consecutive quarterly distributions and has increased its distribution rate for each of the last 31 years. This is the longest record of annual distribution increases in the REIT industry. The current annual indicated distribution rate is $1.76 per share.

      The Trust maintains its offices at 1626 East Jefferson Street, Rockville, Maryland 20852-4041 (telephone 301/998-8100).

                                USE OF PROCEEDS

   Unless otherwise specified in the applicable Prospectus Supplement for any offering of Securities, the Trust intends to use the majority of the net proceeds from the sale of Securities offered by the Trust to repay debt (including repayments of amounts drawn on lines of credit for property acquisitions), make improvements to properties, acquire additional properties and for working capital.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The following table sets forth the Trust's consolidated ratios of earnings to fixed charges for the periods shown:

                                                                   Six Months
                Years Ended December 31,                         Ended June 30,
  ------------------------------------------------------      ---------------------
     1993        1994        1995        1996        1997        1997        1998
  ---------   ---------   ---------   ---------   ---------   ---------   ---------
    1.50x       1.61x       1.55x       1.59x       1.70x       1.70x       1.74x

   The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before gain on sale of real estate and extraordinary items and fixed charges. Fixed charges consist of interest expense (including interest costs capitalized) and the portion of rent expense representing an interest factor. In October 1997, the Trust issued $100 million of 7.95% Series A Cumulative Redeemable Preferred Shares ("Series A Preferred Shares"). The ratio of earnings to combined fixed charges and preferred dividends was 1.64x for the year ended December 31, 1997, and 1.54x for the six month period ended June 30, 1998. There were no preferred dividends paid by the Trust prior to 1997; as a result, the ratio of earnings to combined fixed charges and preferred dividends for the years ended December 31, 1993 through December 31, 1996, and the six months ended June 30, 1997, are unchanged from the ratios presented in this section.

                        DESCRIPTION OF DEBT SECURITIES

General

   The Senior Securities are to be issued under an indenture dated as of September 1, 1998, as supplemented from time to time (the "Senior Indenture"), between the Trust and First Union National Bank, Trustee, and the Subordinated Securities are to be issued under an indenture dated as of December 1, 1993, as supplemented from time to time (the "Subordinated Indenture"), between the Trust and First Union National Bank, Trustee. The term "Trustee" as used herein shall refer to First Union National Bank as appropriate for Senior Securities or Subordinated Securities. The forms of the Senior Indenture and the Subordinated Indenture (being sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture") are filed as exhibits to the registration statement. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the provisions thereof and do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities. Parenthetical references below are to the Indentures and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indentures.

Terms

   The Debt Securities will be direct, unsecured obligations of the Trust. The indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Trust. The indebtedness represented by the Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Trust as described under "Subordination."

   Each Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees of the Trust or as established in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301 of each Indenture).

   Any Trustee under either Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608 of each Indenture). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee (Section 609 of each Indenture), and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

   Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

       (1) the title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

       (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

       (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Common Shares or Preferred Shares, or the method by which any such portion shall be determined;

       (4) if convertible, in connection with the preservation of the Trust's status as a REIT, any applicable limitations on the ownership or transferability of the Common Shares or Preferred Shares into which such Debt Securities are convertible;

       (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

       (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

       (7) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such Dates shall be determined, the Persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

       (8) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Trust in respect of such Debt Securities and the applicable Indenture may be served;

       (9) the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Trust, if the Trust is to have such an option;

      (10) the obligation, if any, of the Trust to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

      (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

      (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

      (13) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the applicable Indenture;

      (14) whether such Debt Securities will be issued in certificated or book-entry form;

      (15) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

      (16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the applicable Indenture;

      (17) the terms, if any, upon which such Debt Securities may be convertible into Common Shares or Preferred Shares of the Trust and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

      (18) whether and under what circumstances the Trust will pay Additional Amounts as contemplated in the applicable Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Trust will have the option to redeem such Debt Securities in lieu of making such payment; and

      (19) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301 of each Indenture).

   The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities") (Section 502 of each Indenture). Special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

   Except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Trust to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Trust or in the event of a change of control. Restrictions on ownership and transfers of the Trust's Common Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Common Shares" and "Description of Preferred Shares." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the Events of Default or covenants of the Trust that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denominations, Interest, Registration and Transfer

   Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302 of each Indenture).

   Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, initially located at First Union National Bank, 230 S. Tryon Street, 9th Floor, Charlotte, North Carolina

28288-1179 in the case of the Senior Securities and the Subordinated Securities, provided that, at the option of the Trust, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 306, 307, and 1002 of each Indenture).

   Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice whereof shall be given to each Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture (Section 307 of each Indenture).

   Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the applicable Trustee referred to above. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trust may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305 of each Indenture). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Trust with respect to any series of Debt Securities, the Trust may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Trust will be required to maintain a transfer agent in each Place of Payment for such series. The Trust may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002 of each Indenture).

   Neither the Trust nor either Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305 of each Indenture).

Merger, Consolidation or Sale

   The Trust may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation or trust or entity provided that (a) either the Trust shall be the continuing corporation, or the successor corporation (if other than the Trust) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Trust or any Subsidiary as a result thereof as having been incurred by the Trust or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee (Sections 801 and 803 of each Indenture).

Certain Covenants

   Existence. Except as permitted under "Merger, Consolidation or Sale," the Trust will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Trust shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business (Section 1004 of each Indenture).

   Maintenance of Properties. The Trust will cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Trust may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1005 of each Indenture).

   Insurance. The Trust will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and having a rating of at least A-:XII in Best's Key Rating Guide (Section 1006 of each Indenture).

   Payment of Taxes and Other Claims. The Trust will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Trust or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Trust or any Subsidiary; provided, however, that the Trust shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith (Section 1007 of each Indenture).

   Provision of Financial Information.  Whether or not the Trust is subject to
Section 13 or 15(d) of the Exchange Act, the Trust will within 15 days of each of the respective dates by which the Trust would have been required to file annual reports, quarterly reports and other documents with the Commission if the Trust were so subject (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders copies of the annual reports, quarterly reports and other documents that the Trust would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Trust were subject to such Sections, (ii) file with the applicable Trustee copies of the annual reports, quarterly reports and other documents that the Trust would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Trust were subject to such Sections and (iii) promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1008 of each Indenture).

   Additional Covenants. Any additional covenants of the Trust with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

Events of Default, Notice and Waiver

   Each Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance or breach of any other covenant or warranty of the Trust contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable

Indenture; (e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Trust (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $5,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Trust (including such leases but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $5,000,000 by the Trust, whether such indebtedness now exists or shall hereafter be created which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Trust or any Significant Subsidiary or either of its properties; and (g) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501 of each Indenture). The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Trust.

   If an Event of Default under either Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Trust (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under either Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Trust shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in each Indenture (Section 502 of each Indenture). Each Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default
(x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513 of each Indenture).

   Each Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601 of each Indenture).

   Each Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507 of each Indenture). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508 of each Indenture).

   Subject to provisions in each Indenture relating to its duties in case of default, neither Trustee is under an obligation to exercise any of its rights or powers under such Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602 of each Indenture). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under each Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, each Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512 of each Indenture).

   Within 120 days after the close of each fiscal year, the Trust must deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1009 of each Indenture).

Modification of the Indentures

   Modifications and amendments of either Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902 of each Indenture).

   The Holders of not less than a majority in principal amount of Outstanding Debt Securities issued under either Indenture have the right to waive compliance by the Trust with certain covenants in such Indenture (Section 1011 of each Indenture).

   Modifications and amendments of either Indenture may be made by the Trust and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Trust as obligor under such Indenture; (ii) to add to the covenants of the Trust for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Trust in such Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of either Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of either Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares or Preferred Shares of the Trust; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under either Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in either Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture; or (x) to supplement any of the provisions of either Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series (Section 901 of each Indenture).

   Each Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to
Section 301 of each Indenture, and (iv) Debt Securities owned by the Trust or any other obligor upon the Debt Securities or any Affiliate of the Trust or of such other obligor shall be disregarded (Section 101 of each Indenture).

   Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501 of each Indenture). A meeting may be called at any time by the applicable Trustee, and also, upon request, by the Trust or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502 of each Indenture). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of either Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with either Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504 of each Indenture).

   Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that either Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture (Section 1504 of each Indenture).

Subordination

   Upon any distribution to creditors of the Trust in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the Subordinated Securities will be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Debt (Sections 1601 and 1602 of the Subordinated Indenture), but the obligation of the Trust to make payment of the principal and interest on the Subordinated Securities will not otherwise be affected (Section 1608 of the Subordinated Indenture). No payment of principal or interest may be made on the Subordinated Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Trust receives notice of the default (Section 1603 of the Subordinated Indenture). After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt (Section 1607 of the Subordinated Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Trust may recover more, ratably, than holders of the Subordinated Securities.

   Senior Debt is defined in the Subordinated Indenture as the principal of and interest on, or substantially similar payments to be made by the Trust in respect of, the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred, created or assumed:
(a) indebtedness of the Trust for money borrowed or represented by purchase-money obligations, (b) indebtedness of the Trust evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other instrument, (c) obligations of the Trust as lessee under leases of property either made as part of any sale and leaseback transaction to which the Trust is a party or otherwise,
(d) indebtedness of partnerships and joint ventures which is included in the consolidated financial statements of the Trust, (e) indebtedness, obligations and liabilities of others in respect of which the Trust is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Trust has agreed to purchase or otherwise acquire, and
(f) any binding commitment of the Trust to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (1) any such indebtedness, obligation or liability referred to in clauses (a) through (f) above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated Securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Trust to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and (3) the Subordinated Securities (Section 101 of the Subordinated Indenture). At June 30, 1998, Senior Debt aggregated approximately $648 million. There are no restrictions in the Subordinated Indenture upon the creation of additional Senior Debt.

Discharge, Defeasance and Covenant Defeasance

   Under each Indenture, the Trust may discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for

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

redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401 of each Indenture).

   Each Indenture provides that, if the provisions of Article Fourteen thereof are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of such Indenture, the Trust may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402 of each Indenture) or (b) to be released from its obligations with respect to such Debt Securities under Sections 1004 to 1008, inclusive, of each Indenture (being the restrictions described under "Certain Covenants") or, if provided pursuant to Section 301 of each Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403 of each Indenture), in either case upon the irrevocable deposit by the Trust with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 1404 of each Indenture).

   Such a trust may only be established if, among other things, the Trust has delivered to the applicable Trustee an Opinion of Counsel (as specified in each Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U. S. federal income tax law occurring after the date of the Indenture (Section 1404 of each Indenture).

   "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of each Indenture).

   Unless otherwise provided in the applicable Prospectus Supplement, if after the Trust has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301

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

of either Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405 of each Indenture). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that are payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in U.S. dollars (Section 101 of each Indenture).

   In the event the Trust effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1008, inclusive, of each Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Trust would remain liable to make payment of such amounts due at the time of acceleration.

   The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

Conversion Rights

   The terms and conditions, if any, upon which the Debt Securities are convertible into Common Shares or Preferred Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Shares or Preferred Shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Trust, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

Global Securities

   The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                        DESCRIPTION OF PREFERRED SHARES

General

   The Trust is authorized to issue an unlimited number of preferred shares (the "Preferred Shares"). On October 6, 1997, the Trust issued 4,000,000 shares of 7.95% Series A Cumulative Redeemable Preferred Shares (liquidation preference $25.00 per share); no other Preferred Shares are outstanding.

   The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Trust's Third Amended and Restated Declaration of Trust (the "Declaration of Trust") and Bylaws and applicable statement of designations (the "Statement of Designations").

Terms

   Subject to the limitations prescribed by the Declaration of Trust, the Board of Trustees is authorized to fix the number of shares constituting each series of Preferred Shares and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Trustees. The Preferred Shares will, when issued, be fully paid and nonassessable by the Trust (except as described under "Shareholder Liability" below) and will have no preemptive rights.

   Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

      (1) The title and stated value of such Preferred Shares;

      (2) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

      (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

      (4) The date from which dividends on such Preferred Shares shall accumulate, if applicable;

      (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

      (6) The provision for a sinking fund, if any, for such Preferred Shares;

      (7) The provision for redemption, if applicable, of such Preferred Shares;

      (8) Any listing of such Preferred Shares on any securities exchange;

      (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares of the Trust, including the conversion price (or manner of calculation thereof);

      (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

      (11) A discussion of federal income tax considerations applicable to such Preferred Shares;

      (12) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Trust;

      (13) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Trust; and

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

      (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Trust as a REIT.

Rank

   Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Trust, rank (i) senior to all classes or series of Common Shares or other capital shares of the Trust, and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by the Trust the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and
(iii) junior to all equity securities issued by the Trust the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The term "equity securities" does not include convertible debt securities.

Dividends

   Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees of the Trust, out of assets of the Trust legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Trust on such record dates as shall be fixed by the Board of Trustees of the Trust.

   Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Trust fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Trust will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

   If Preferred Shares of any series are outstanding, no dividends will be declared or paid or set apart for payment on the Preferred Shares of the Trust of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per Preferred Share of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

   Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or

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

contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares, or any other capital shares of the Trust ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares, or any other capital shares of the Trust ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for other capital shares of the Trust ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

   Any dividend payment made on shares of a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

Redemption

   If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Trust, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

   The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Trust in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of the Trust, the terms of such Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable capital shares of the Trust pursuant to conversion provisions specified in the applicable Prospectus Supplement.

   Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Shares shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Trust or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Trust shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of the Trust ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Trust or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

   If fewer than all of the outstanding shares of Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Trust and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Trust.

   Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of the Trust. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and
(vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Trust in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, then, before any distribution or payment shall be made to the holders of any Common Shares, excess shares or any other class or series of capital shares of the Trust ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Trust, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Trust legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Trust. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Trust are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of the Trust ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

   If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Trust shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Trust with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding up of the Trust.

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

Voting Rights

   Holders of the Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

   Whenever dividends on any Preferred Shares shall be in arrears for six consecutive quarterly periods, the holders of such Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Trustees of the Trust at the next annual meeting of shareholders and at each subsequent meeting until (i) if such series of Preferred Shares has a cumulative dividend, all dividends accumulated on such shares of Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of the Trust will be increased by two Trustees.

   Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Trust will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking prior to such series of Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital shares of the Trust into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Trust's Declaration of Trust or the Statement of Designations for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Trust may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

   The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion Rights

   The terms and conditions, if any, upon which any series of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Trust, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

Shareholder Liability

   As discussed below under "Description of Common Shares--Shareholder Liability," the Declaration of Trust provides that no shareholder, including holders of Preferred Shares, shall be personally liable for the acts and obligations of the Trust and that the funds and property of the Trust shall be solely liable for such acts or obligations. The Declaration of Trust provides that, to the extent practicable, each written instrument creating an obligation of the Trust shall contain a provision to that effect. The Declaration of Trust also provides that the Trust shall indemnify and hold harmless shareholders against all claims and liabilities and related reasonable expenses to which they may become subject by reason of their being or having been shareholders. In some jurisdictions, however, with respect to tort and contract claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, shareholders may be personally liable to the extent that such claims are not satisfied by the Trust. The Trust carries public liability insurance that the Trustees consider adequate. Thus, any risk of personal liability to shareholders is limited to situations in which the Trust's assets plus its insurance coverage would be insufficient to satisfy the claims against the Trust and its shareholders.

Restrictions on Ownership

   As discussed below under "Description of Common Shares--Restrictions on Ownership," for the Trust to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital shares may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Trust in meeting this requirement, the Trust may take certain other actions to limit the beneficial ownership, directly or indirectly, by a single person of more than 9.8% of the Trust's outstanding equity securities, including any Preferred Shares of the Trust. Therefore, the Statement of Designations for each series of Preferred Shares will contain certain provisions restricting the ownership and transfer of the Preferred Shares. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Shares.

                         DESCRIPTION OF COMMON SHARES

General

   The Common Shares are issued pursuant to the Declaration of Trust. The Common Shares (no par or stated value) are equal with respect to distribution and liquidation rights, are not convertible, have no preemptive rights to subscribe for additional Common Shares, are nonassessable (except as described under "Shareholder Liability" below) and are transferable in the same manner as shares of a corporation. Each shareholder is entitled to one vote in person or by proxy for each Common Share registered in his name and has the right to vote on the election or removal of Trustees, amendments to the Declaration of Trust, proposals to terminate, reorganize, merge or consolidate the Trust or to sell or dispose of substantially all of the Trust's property and with respect to certain business combinations. The Trust will have perpetual existence unless and until dissolved and terminated. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Trustees. The Common Shares offered by the Trust will be, when issued, fully paid and nonassessable (except as described under "Shareholder Liability" below).

   Without shareholder approval, the Trust may issue an unlimited number of securities, warrants, rights, or other options to purchase Common Shares and other securities convertible into Common Shares.

   Several provisions in the Declaration of Trust may have the effect of deterring a takeover of the Trust. These provisions (i) establish the percentage of outstanding Common Shares required to approve certain matters, including removal of a Trustee, amendment of any section of the Declaration of Trust that provides for a shareholder vote, the reorganization, merger, consolidation, sale or termination of the Trust and a sale of substantially all of the assets of the Trust, at 80% unless the matter to be acted upon is approved or recommended by the Board of Trustees in which event the percentage is 66 2/3%; (ii) restrict ownership of the Trust's outstanding capital shares by a single person to 9.8% of such capital shares unless otherwise approved by the Board of Trustees to assist in protecting and preserving the qualification of the Trust as a real estate investment trust under the Code; and (iii) include a "fair price" provision that would deter a "two-stage" takeover transaction by requiring an 80% vote of outstanding Common Shares for certain defined "business combinations" with shareholders owning more than 9.8% of Common Shares or their affiliates if the transaction is neither approved by the Board of Trustees nor meets certain price and procedural conditions.

   In addition, the Declaration of Trust includes provisions for (i) the classification of Trustees into three classes serving three year staggered terms and (ii) the authorization of Trustees to issue an unlimited number of Common Shares and to issue additional classes of equity securities in unlimited numbers with such rights, qualifications, limitations or restrictions as are stated in the Board of Trustees' resolution establishing such class of securities.

   In 1989, the Trustees adopted a Shareholder Rights Plan (the "Plan"). Under the Plan, one right was issued for each outstanding Common Share and a right will be attached to each Share issued in the future. The rights authorize the holders to purchase Common Shares at a price below market upon the occurrence of certain events, including, unless approved by the Board of Trustees, acquisition by a person or group of certain levels of beneficial ownership of the Trust or a tender offer. The rights are redeemable by the Trust for $.01 and expire in 1999.

Restrictions on Ownership

   For the Trust to qualify as a REIT under the Code, not more than 50% in value of the outstanding capital shares, including in some circumstances capital shares into which outstanding securities (including the Securities) might be converted, may be owned actually or constructively by five or fewer individuals or certain other entities at any time during the last half of the Trust's taxable year. To assist the Trust in meeting this requirement, the Trust (a) by lot or other equitable means, may prevent the transfer of and/or may call for redemption a number of capital shares sufficient for the continued qualification of the Trust as a REIT and (b) may refuse to register the transfer of capital shares and may take certain other actions to limit the beneficial ownership, directly or indirectly, by a single person of more than 9.8% of the Trust's outstanding equity securities. Capital shares reserved for issuance upon conversion of any class of then outstanding convertible securities of the Trust may be considered outstanding capital shares for purposes of this provision if the effect thereof would be to cause a single person to own or to be deemed to own more than 9.8% of the Trust's outstanding capital shares. Without shareholder approval, the Trust may issue an unlimited number of securities, warrants, rights or other options to purchase Common Shares and other securities convertible into Common Shares.

Shareholder Liability

   The Declaration of Trust provides that no shareholder shall be personally liable in connection with the Trust's property or the affairs of the Trust. The Declaration of Trust further provides that the Trust shall indemnify and hold harmless shareholders against all claims and liabilities and related reasonable expenses to which they may become subject by reason of their being or having been shareholders. In addition, the Trust is required to, and as a matter of practice does, insert a clause in its contracts that provides that shareholders shall not be personally liable thereunder. However, in respect to tort claims and contract claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Trust. The Trust carries public liability insurance that the Trustees consider adequate. Thus, any risk of personal liability to shareholders is limited to situations in which the Trust's assets plus its insurance coverage would be insufficient to satisfy the claims against the Trust and its shareholders.

Registrar and Transfer Agent

   The Registrar and Transfer Agent for the Common Shares is American Stock Transfer & Trust Company, New York, New York.

                       FEDERAL INCOME TAX CONSIDERATIONS

   The Trust believes it has operated, and the Trust intends to continue to operate, in such manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify. The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of certain provisions that currently govern the federal income tax treatment of the Trust and its shareholders. For the particular provisions that govern the federal income tax treatment of the Trust and its shareholders, reference is made to Sections 856 through 860 of the Code and the treasury regulations promulgated thereunder. The following summary is qualified in its entirety by such reference.

   Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its shareholders. If the Trust fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its shareholders.

   To qualify as a REIT, the Trust must comply with a number of annual requirements regarding its income, assets and distributions. These requirements impose a number of restrictions on the Trust's operations. For example, the Trust may not lease property if the lease has the effect of giving the Trust a share of the net income of the lessee. The amount of personal property that may be included under a lease may not exceed a defined, low level, and the Trust may not provide services to its tenants, other than customary services and de minimis non-customary services. The Trust's ability to acquire non-real estate assets is restricted, and a 100% tax is imposed on any gain that the Trust realizes from sales of property to customers in the ordinary course of business (other than property acquired by reason of certain foreclosures), effectively preventing the Trust from participating directly in condominium projects and other projects involving the development of property for resale. Minimum distribution requirements also generally require the Trust to distribute at least 95% of its taxable income each year (excluding any net capital gain).

   In any year in which the Trust qualifies to be taxed as a REIT, distributions made to its shareholders out of current or accumulated earnings and profits will be taxed to shareholders as ordinary income except that distributions of net capital gains designated by the Trust as capital gain dividends will be taxed as long-term capital gain income to the shareholders. A portion of such gains may be taxed at the 25% rate applicable to "Section 1250" gains. To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the shareholder's Securities with respect to which the distribution is paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of those Securities.

   Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Securities offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Trust, including the possibility of United States income tax withholding on Trust distributions.

                             PLAN OF DISTRIBUTION

   The Trust may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents.

   The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

   In connection with the sale of Securities, underwriters may receive compensation from the Trust or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Trust, and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Trust will be described, in the Prospectus Supplement.

   Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Shares which are listed on the New York Stock Exchange. Any Common Shares sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Trust may elect to list any series of Debt Securities or Preferred Shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

   Under agreements the Trust may enter into, underwriters, dealers, and agents who participate in the distribution of Securities may be entitled to indemnification by the Trust against certain liabilities, including liabilities under the Securities Act.

   Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Trust in the ordinary course of business.

   If so indicated in the Prospectus Supplement, the Trust will authorize underwriters or other persons acting as the Trust's agents to solicit offers by certain institutions to purchase Securities from the Trust pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Trust. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                LEGAL OPINIONS

   The legality of the Securities offered hereby is being passed upon for the Trust by Kirkpatrick & Lockhart LLP, 1800 Massachusetts Avenue, N.W., Washington, D.C. 20036-1800. Certain REIT tax matters relating to the Trust are being passed upon by Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109. Brown & Wood LLP, One World Trade Center, New York, New York 10048-0557 will act as counsel to any underwriters, dealers or agents.

                                    EXPERTS

   The Consolidated Financial Statements and Schedules of the Trust as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997 incorporated herein by reference have been incorporated herein in reliance on the reports dated February 5, 1998 of Grant Thornton LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   With respect to the unaudited interim financial information included in the Trust's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 which are incorporated herein by reference, Grant Thornton LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports dated May 5, 1998 and August 5, 1998 included in the Trust's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Grant Thornton LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

================================================================================

                                 $150,000,000

[LOGO] Federal Realty Investment Trust

                            % Notes due August 2007

                            -----------------------
                             PROSPECTUS SUPPLEMENT
                            -----------------------

                              Merrill Lynch & Co.
                             Salomon Smith Barney
                              Wachovia Securities
                            Commerzbank Securities
                        Banc of America Securities LLC
                            HVB Real Estate Capital
                            Fleet Securities, Inc.
                           PNC Capital Markets, Inc.
                      Wells Fargo Brokerage Services, LLC

                                August   , 2002
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